Exhibit 99.1

May 9, 2016

Capstone Turbine Corporation

Adopts Tax Benefit Preservation Plan to Preserve Valuable Net Operating Losses

CHATSWORTH, Calif., May 9, 2016 (GLOBE NEWSWIRE) — Capstone Turbine Corporation (Nasdaq: CPST) (“Capstone” or the “Company”) today announced that its Board of Directors has adopted a Net Operating Loss (“NOL”) Shareholder Rights Agreement (the “NOL Rights Plan”) designed to preserve its substantial tax assets. As of March 31, 2015, Capstone had cumulative net operating loss carryforwards of approximately $828 million, which can be utilized in certain circumstances to offset future U.S. taxable income. The Company further expects its cumulative net operating loss carryforwards to increase as of March 31, 2016.

The NOL Rights Plan is intended to protect Capstone’s tax benefits and to allow all of Capstone’s stockholders to realize the long-term value of their investment in Capstone. The Board adopted the NOL Rights Plan after considering, among other matters, the estimated value of the tax benefits, the potential for diminution upon an ownership change and the risk of an ownership change occurring. Capstone’s ability to use these tax benefits would be substantially limited if it were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code. An ownership change would occur if stockholders that own (or are deemed to own) at least five percent or more of Capstone’s outstanding common stock increased their cumulative ownership in the Company by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The NOL Rights Plan reduces the likelihood that changes in Capstone’s investor base would limit Capstone’s future use of its tax benefits, which would significantly impair the value of the benefits to all stockholders. The Company believes that no ownership change as defined in Section 382 has occurred as of the date of this press release.

To implement the NOL Rights Plan, the Capstone Board of Directors declared a non-taxable dividend of one preferred share purchase right for each outstanding share of its common stock. The rights will be exercisable if a person or group acquires 4.99% or more of Capstone common stock. The rights will also be exercisable if a person or group that already owns 4.99% or more of Capstone common stock acquires additional shares (other than as a result of a dividend or a stock split). Capstone’s existing stockholders that beneficially own in excess of 4.99% of the common stock will be “grandfathered in” at their current ownership level. If the rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase Capstone common stock at a 50% discount. Rights held by the person or group triggering the rights will become void and will not be exercisable.

The rights are not taxable to Capstone stockholders. The rights will trade with Capstone’s common stock and will expire on the first day after the Company holds its 2017 annual meeting of stockholders unless the Capstone stockholders ratify the NOL Rights Plan prior to such date, in which case the term of the NOL Rights Plan is extended to three years. The Capstone Board may terminate the NOL Rights Plan or redeem the rights prior to the time the rights are triggered.

In connection with the adoption of the NOL Rights Plan, Capstone also entered into Amendment No. 5 (the “Amendment”) to the rights agreement, dated as of July 7, 2005, as amended (the “Original Rights Agreement”).

The Amendment accelerates the expiration of the Company’s preferred share purchase rights under the Original Rights Agreement from 5:00 p.m., California time, on the 30th day after the Company’s 2017 annual meeting of stockholders to 5:00 p.m., California time, on May 6, 2016, and has the effect of terminating the Original Rights Agreement. Upon the termination of the Original Rights Agreement, all of the preferred share purchase rights distributed to holders of the Company’s common stock pursuant to the Original Rights Agreement expired.

Additional information with respect to the NOL Rights Plan will be contained in a Current Report on Form 8-K that Capstone will file with the Securities and Exchange Commission.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world’s leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped approximately 8,800 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, United Kingdom, Mexico City, Shanghai and Singapore.

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to market and other conditions and numerous other assumptions, risks and uncertainties, including those described in Capstone’s filings with the Securities and Exchange Commission, that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:
Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com

INVESTORS:
Dian Griesel Int’l
Cheryl Schneider
212-825-3210

Source: Capstone Turbine Corporation